Exhibit 5.1

BRETT A. REBER CASEY R. LAW RANDEE KOGER JEFFREY A. HOUSTON DAVID N. HARGER ANN M. ELLIOTT LAUREN G. HUGHES KRISTEN E. EGGER	CASEY R. LAW 620.504.5422 claw@bwisecounsel.com ROBERT W. WISE (1934-2021)

August 23, 2022

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, KS 67207

Ladies and Gentlemen:

We have acted as special counsel to Equity Bancshares, Inc., a Kansas corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of (i) debt securities of the Company (“Debt Securities”), in one or more series, which may be senior debt securities or subordinated debt securities, and convertible into or exchangeable for Preferred Stock or Common Stock (both as defined below); (ii) Class A common stock of the Company, par value $0.01 per share (“Common Stock”); (iii) preferred stock of the Company (“Preferred Stock” and together with Common Stock, “Capital Stock”), in one or more series, which may be convertible into or exchangeable for Debt Securities or Common Stock; (iv) warrants to purchase Debt Securities, shares of Preferred Stock or shares of Common Stock (“Warrants”); (v) subscription rights to the holders of Common Stock or other securities to purchase a specified number of shares of Common stock or other securities (“Subscription Rights”) that the holder owns as of a record date set by the Board of Directors of the Company (the “Board”); and (vi) units that include Debt Securities, Common Stock, Preferred Stock, Warrants, Subscription Rights or any combination thereof (“Units”), having an aggregate initial offering price not to exceed $150,000,000, and each on terms to be determined at the time of its offering.

The Debt Securities are to be issued under an indenture, between the Company and a trustee that will be identified in the applicable prospectus supplement. The Common Stock is to be issued under the Company’s Second Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”). The Preferred Stock is to be issued under the Articles of Incorporation. The Warrants are to be issued from time to time under one or more warrant agreements, each to be entered into by the Company and one or more institutions, as warrant agents, each as identified in the applicable warrant agreement. The Subscription Rights are to be issued pursuant to a rights agreement between the Company and the agent to be named therein.

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August 23, 2022

The Units are to be issued pursuant to a unit certificate or other applicable agreement between the Company and the agent to be named therein.

In connection with the opinion expressed herein in this letter, we have examined copies of the following documents: (i) the Articles of Incorporation; (ii) the Amended and Restated Bylaws of the Company (as amended, the “Bylaws”); (iii) the Registration Statement (but not, except as above stated otherwise, the other exhibits to the Registration Statement); (iv) relevant resolutions of the board of directors of the Company; and (v) such other instruments, documents, and records as we have deemed necessary, relevant, or appropriate for the purposes hereof. We have also reviewed such questions of law as we have deemed necessary or appropriate.

In our examination, we have assumed the genuineness of all signatures, including endorsements; the legal capacity and competency of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photo static copies; and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records, and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.

The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Kansas, and has the corporate power to issue the Debt Securities, the Warrants, the Subscription Rights and the Units.

2.

With respect to any shares of Common Stock to be issued, when: (a) the Board has taken or caused to be taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters; (b) the terms of the issuance and sale of the Common Stock have been established so as to not violate any applicable law or the Articles of Incorporation or Bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; and (c) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or

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August 23, 2022

similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then the shares of Common Stock will be validly issued, fully paid and nonassessable.

3.

With respect to any shares of Preferred Stock to be issued, when: (a) the Board has taken or caused to be taken all necessary corporate action to approve the issuance of and establish the terms of such Preferred Stock, the terms of the offering thereof and related matters, including the adoption of resolutions relating to the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such Preferred Stock (the “Preferred Stock Resolutions”); (b) the Preferred Stock Resolutions have been filed as part of a certificate of designations to the Articles of Incorporation duly filed with the State of Kansas; (c) the terms of the Preferred Stock and of their issuance and sale have been established so as to not violate any applicable law or the Articles of Incorporation or Bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; and (d) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein or (ii) upon conversion or exercise of any other security in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), then the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (1) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (2) limit the availability of a remedy under certain circumstances where another remedy has been elected, (3) limit the enforceability of

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provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (4) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (5) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration, or (6) limit the waiver of rights under usury laws.

The foregoing opinion is limited in all respects to the laws of the State of Kansas, and we do not express any opinions as to the laws of any other jurisdiction. In rendering its opinion, Norton Rose Fulbright US LLP may rely upon this opinion as to matters of the laws of the State of Kansas addressed herein as if this opinion were addressed directly to them.

This opinion speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ WISE & REBER, L.C.